EXHIBIT 10.44

Amendment No. 2 to the
Weingarten Realty Investors
Deferred Compensation Plan

WHEREAS, Weingarten Realty Investors (the “Employer”) sponsors the Weingarten Realty Investors Deferred Compensation Plan (the “Plan”) under the terms of which eligible participants are entitled to defer a portion of their compensation; and

WHEREAS, the Employer desires to amend the Plan to further reflect the Plan’s compliance with Internal Revenue Code Section 409A and guidance issued thereunder;

NOW THEREFORE, the Employer amends the Plan as follows, effective as of January 1, 2008 or as otherwise stated herein.

1.           Section 4.2 is hereby amended, as underlined, to be and read as follows:

4.2
Deferral of Restricted Shares or Options. A Participant or Trust Manager, subject to the limitations below, may elect to defer all or a portion of the Award of Restricted Shares or Options, on such terms as the Administrator may permit, by completing a Share or Option Award Deferral Agreement and submitting it to the Administrator prior to the calendar year in which the Award of Restricted Shares or Options is made. With respect to Option Awards, such election may be made only with respect to Option Awards made prior to January 1, 2008. Any election to defer all or a portion of the Award of Restricted Shares or Options shall apply to any subsequent Award unless and until a revised Share or Option Award Deferral Agreement is submitted to the Administrator. Such deferral elections shall be made pursuant to Sections 2.1 and 3.1, above, in accordance with the provisions thereof (with respect to such deferrals, the "Share or Option Deferral Period"). The Administrator shall credit such deferred Restricted Shares or Options to a bookkeeping account (to be known as a "Weingarten Stock Account") for the benefit of such Participant or Trust Manager.  The Restricted Shares or Options so deferred initially shall be accounted for by the Employer and shall be transferred to the Trustee at such time as the Employer shall, in its discretion, determine. Distribution of Restricted Shares or Options that have been deferred pursuant to this Article IV shall be made in accordance with Article VII hereof.

2.           Article VII of the Plan is hereby amended to be and read as follows:

Article VII - Distributions

7.1         Distribution Election.

(a)
General Rule. Distribution of the Participant’s Accounts shall be made in accordance with the Participant’s election with respect to the form of payment.  The Participant may make a separate election as to the form of distribution in the event of death and the time at which distribution is to commence following death.

Such elections shall be made by the Participant at the time the Participant makes his or her initial Deferral Election. A Participant may modify his or her previously-made elections relating to the form of distribution and may modify the time at which distribution would otherwise commence under Sections 7.2 or 7.3 hereof in accordance with Section 7.1(b). Notwithstanding the preceding, if an Eligible Employee is participating in the Plan in 2005, 2006, or 2007 and has not previously designated the form of distribution of his or her Accounts or desires to modify a previously-filed distribution election, he or she must make or modify such an election, as the case may be, and file it with the Administrator on or before December 31, 2007; provided, however, that a Participant may not file a modified distribution election in 2006 that has the effect of deferring payment of amounts the Participant would otherwise receive in 2006 or cause payments to be made in 2006 that would otherwise be made subsequent to 2006; likewise, the Participant may not file a modified distribution election in 2007 that has the effect of deferring payment of amounts the Participant would otherwise receive in 2007 or cause payments to be made in 2007 that would otherwise be made subsequent to 2007. The elections referred to in the immediately preceding sentence shall not be required to meet the requirements of Section 7.1(b). If the Administrator separately accounts for Deferrals in each Plan Year, the Participant may make separate distribution elections with respect to each Plan Year’s Deferral Election, in which case each separate distribution election shall be effective with respect to the Deferrals to which the election relates.

(b)
Modification To Distribution Date or Form of Payment.  Except as may be permitted in Section 7.1(a) hereof, any election by a Participant to modify a previously-filed distribution election or to modify the time distribution would otherwise commence under Section 7.2 or 7.3 hereof is ineffective unless all of the following requirements are satisfied:

(i)	Such modification may not be effective for at least twelve (12) months after the date on which the modification is filed with the Administrator.

(ii)
Except in the case of modifications relating to distributions on account of death or Disability, the modification must provide that payment will not commence for at least five (5) years from the date payment would otherwise have been made or commenced.

(iii)	A modification related to distribution to be made at a specified time or under a fixed schedule may not be made less than twelve (12) months prior to the date of the first otherwise scheduled payment.

(iv)	Such modification may not permit acceleration of the time or schedule of any payment under the Plan, except as may be permitted pursuant to applicable Treasury Regulations.

(c)
Distribution to Specified Employees. Notwithstanding anything contained herein to the contrary, if a Participant is a Specified Employee and separates from service for a reason other than death or Disability, distribution of such Participant’s Accounts may not commence earlier than six (6) months from the date of his or her separation from service. Any payment that would have been made within the first six months following the date on which the Participant separated from service without regard to this subsection (c) shall be made on the first day of the month following the date that is six months following the date on which the Participant separated from service.

7.2         Payment of Retirement, Education, and Fixed Period Accounts.

(a)	Retirement Accounts.

(i)
Form of Payment. Retirement Accounts are payable in one of the following forms, as elected by the Participant: (i) in a lump sum payment or (ii) in annual installments over a period of up to twenty (20) years. In accordance with Treasury Regulation Section 1.409A-2(b)(2)(iii) and (iv) and for purposes of Section 7.1(b) hereof, an election for distribution in the form of installment payments shall be treated as an election of a series of separate payments. If the Participant has not made a valid election as to the form of payment of his Retirement Account, payment shall be made in one lump sum.

(ii)
Commencement of Payment. Retirement Account payments shall be made or commence as of the first day of the month immediately following the month in which the Participant Retires (or as soon as administratively feasible thereafter); provided, however, that the Participant may elect, in accordance with Section 7.1(b), to defer payment to a later date.  If an installment form of distribution is elected, annual installment payments subsequent to the first payment shall be made on each succeeding anniversary of the date the first payment was made.

(b)	Education Accounts.

Education Account distributions shall be paid in four annual installments commencing on January 1 (or as soon as administratively feasible thereafter) of the calendar year in which the Student reaches age eighteen (18) and subsequently on the three anniversaries thereof in the following amounts:

Year 1             25% of the account balance
Year 2             33% of the remaining account balance
Year 3             50% of the remaining account balance
Year 4             100% of the remaining account balance

Distribution of an Education Account will commence as scheduled without regard to whether the Student dies prior to attaining age eighteen (18) or whether the Student attends college or incurs any post-secondary educational costs; provided, however, that the Participant may elect, in accordance with Section 7.1(b), to defer payment to a later date.

(c)
Fixed Period Accounts. Fixed Period Account distributions shall be paid in one lump sum payment on January 1 (or as soon as administratively feasible thereafter) of the calendar year designated by the Participant on his or her Deferral Election; provided, however, that the Participant may elect, in accordance with Section 7.1(b), to defer payment to a later date.

7.3         Payment upon Death, Disability or Termination for Reason Other Than Retirement.

(a)
General Rule. Payment of a Participant’s Account(s) shall be made or commence in accordance with this Section 7.3 if payment has not been made or commenced under Section 7.2 at the time the Participant separates from service due to death, Disability, or any other reason other than Retirement.

(b)
Form of Payment. The Participant’s vested Account(s) are payable under this Section 7.3 in one of the following forms, as elected by the Participant: (i) in a lump sum payment or (ii) in annual installments over a period of up to twenty (20) years. If the Participant has not made a valid election as to the form of payment, payment shall be made in one lump sum. In accordance with Treasury Regulation Section 1.409A-2(b)(2)(iii) and (iv) and for purposes of Section 7.1(b) hereof, an election for distribution in the form of installment payments shall be treated as an election of a series of separate payments.

(c)
Commencement of Distribution. Payment under this Section 7.3 shall commence as of the first day of the month (or as soon as administratively feasible thereafter) following the month in which the Participant dies, separates from service due to Disability, or separates from service for any other reason other than Retirement; provided, however, that the Participant may elect, in accordance with Section 7.1(b), to defer payment to a later date. If an installment form of distribution is elected, annual installment payments subsequent to the first payment shall be made on each succeeding anniversary of the date the first payment was made.

7.4         Minimum Distribution.

(a)
If the balance of a Participant’s Account upon his separation from service is less than $50,000, the Participant shall be paid such balance on the first of the month following the month in which the Participant separates from service; if the Participant is a Specified Employee and separates from service for a reason other than death or Disability, such balance shall be paid on the first day following the date that is six months following the Participant’s separation from service.

(b)
Subject to Section 7.1(c), if the balance in a Participant’s Education Account is less than $4,000 at the time the first scheduled payment from such Account would otherwise be made, the Participant shall be paid such balance as a single lump sum on the date the first scheduled payment would have otherwise been made.

3.           Section 11.10 of the Plan is hereby amended, as underlined, to be and read as follows:

11.10     Amendment and Termination.

(a)
Except as otherwise provided in this section, the Employer shall have the sole authority to modify, amend or terminate this Plan; provided, however, that any modification or termination of this Plan shall not reduce, without the consent of a Participant, a Participant's right to any amounts already credited to his or her Account. Following such Plan termination, payment of such credited amounts shall be made in a single sum payment thirty (30) days following Plan termination or if subparagraph (a)(iii) of this Section 11.10 is applicable, at the time provided in such subparagraph (a)(iii).

The Employer may terminate the Plan upon occurrence of any one of the following:

(i)
Within twelve (12) months of the Employer’s dissolution taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participants’ gross income in the latest of:

(1)	The calendar year in which the Plan termination occurs;

(2)	The calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(3)	The first calendar year in which the payment is administratively practicable.

(ii)
Within the thirty (30) days preceding or the twelve (12) months following a change in control (within the meaning of Code Section 409A and related guidance issued thereunder), provided all substantially similar arrangements sponsored by the Employer are also terminated, so that the Participant and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date of termination of the arrangements.

(iii)	At the discretion of the Employer, provided that all of the following requirements are satisfied:

(1)	The termination does not occur proximate to a downturn in the financial health of the Employer;

(2)
All arrangements sponsored by the Employer that would be aggregated with any terminated arrangement under Treasury Regulation Section 1.409A-1(c) if the same Participant participated in all of the arrangements are terminated;

(3)	No payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within twelve (12) months of the termination of the arrangements;

(4)	All payments are made within twenty-four (24) months of the termination of the arrangements; and

(5)
The Employer does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulation Section 1.409A-1(c) if the same Participant participated in both arrangements, at any time within three (3) years following the date of termination of the arrangement.

(iv)	Such other events and conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

(b)	A Participant shall have a right to the vested portion of his or her Account in the event of the termination of the Plan pursuant to subsection (a), above.

IN WITNESS WHEREOF, WEINGARTEN REALTY INVESTORS has caused this instrument to be executed by its duly authorized officer this 9th day of November, 2007, effective as of January 1, 2008, or as otherwise stated herein.

WEINGARTEN REALTY INVESTORS

By: /s/ Stephen C. Richter

Its (Title): Executive VP/Chief Financial Officer